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                                                                 EXHIBIT (d)(2)



           NEXT LEVEL COMMUNICATIONS, INC. 1999 EQUITY INCENTIVE PLAN
                          NOTICE OF STOCK OPTION GRANT



        You have been granted the following option to purchase Common Stock of Next Level Communications, Inc. (the "Company"):


        Name of Optionee:                                    (Name)

        Total Number of Shares Granted:                      (TotalShares)

        Type of Option:                                      (ISO) Incentive Stock Option

                                                             (NSO) Nonstatutory Stock Option

        Exercise Price Per Share:                            $ (PricePerShare)

        Date of Grant:                                       (DateGrant)

        Vesting Commencement Date:                           (VestDay)

        Vesting Schedule:                                    This option becomes exercisable with respect to the first
                                                             1/4th of the Shares subject to this option when you
                                                             complete 12 months of continuous service from the Vesting
                                                             Commencement Date and with respect to an additional 1/48th of the Shares subject to this option when you complete each month of continuous service thereafter.

        Expiration Date:                                     (ExpDate)


By your signature and the signature of the Company's representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the 1999 Equity Incentive Plan (the "Plan") and the Stock Option Agreement, both of which are attached to and made a part of this document.


OPTIONEE:                                   NEXT LEVEL COMMUNICATIONS, INC.

                                            By:
----------------------------                   --------------------------------
                                            Title: Senior Vice President
                                                   ----------------------------



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           NEXT LEVEL COMMUNICATIONS, INC. 1999 EQUITY INCENTIVE PLAN
                             STOCK OPTION AGREEMENT



TAX TREATMENT         This option is intended to be an incentive stock option
                      under section 422 of the Internal Revenue Code or a nonstatutory stock option, as provided in the Certificate of Stock Option Grant on the AST Stockplan website.

VESTING This option becomes exercisable in installments, as shown in the Certificate of Stock Option Grant on the AST Stockplan website. In addition, this option becomes exercisable in full if:

                      (a) The Company is subject to a "Change in Control" (as defined in the Plan) while you are an employee, consultant or director of the Company or a subsidiary of the Company, and

                      (b) You are subject to an "Involuntary Termination" (as defined in the Plan) within six months after the Change in Control.

                      However, if this option is designated as an incentive stock option in the Certificate of Stock Option Grant on the AST Stockplan website, the acceleration of exercisability will not occur without your written consent.

                      No additional shares become exercisable after your service as an employee, consultant or director of the Company or a subsidiary of the Company has terminated for any reason (except in the case of an Involuntary Termination within six months after a Change in Control).

TERM This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Certificate of Stock Option Grant on the AST Stockplan website. (It will expire earlier if your service terminates, as described below.)

REGULAR TERMINATION   If your service as an employee, consultant or director of
                      the Company or a subsidiary of the Company terminates for any reason except death or total and permanent disability, then this option will expire at the close of business at Company headquarters on the date three months after your termination date. The Company determines when your service terminates for this purpose.



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DEATH                 If you die as an employee, consultant or director of the
                      Company or a subsidiary of the Company, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.

DISABILITY            If your service as an employee, consultant or director of
                      the Company or a subsidiary of the Company terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the date 12 months after your termination date.

                      For all purposes under this Agreement, "total and permanent disability" means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

LEAVES OF ABSENCE     For purposes of this option, your service does not
                      terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But your service terminates when the approved leave ends, unless you immediately return to active work.

RESTRICTIONS ON
  EXERCISE The Company will not permit anyone to exercise this option if the issuance of shares at that time would violate any law or regulation.

NOTICE OF EXERCISE    When you wish to exercise this option, you must notify the
                      Company by filing the proper "Notice of Exercise" form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered (in your name only or in your and your spouse's names as community property or as joint tenants with right of survivorship).
                      The notice will be effective when it is received by the Company.

                      If another person wants to exercise this option after it has been transferred to him or her, that person must prove to the Company's satisfaction that he or she is entitled to exercise this option. That person must also complete the proper "Notice of Exercise" form (as described above) and pay the exercise price (as described below).



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                      -    Certificates for shares of Company stock that you
                           own, along with any forms needed to effect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the option shares issued to you. However, you may not surrender, or attest to the ownership of, shares of Company stock in payment of the exercise price if your action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes.


                      - Irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special "Notice of Exercise" form provided by the Company.

                      - Irrevocable directions to a securities broker or lender approved by the Company to pledge option shares as security for a loan and to deliver to the Company from the loan proceeds an amount sufficient to pay the option exercise price and any withholding taxes. The directions must be given by signing a special "Notice of Exercise" form provided by the Company.

WITHHOLDING TAXES
  AND STOCK
  WITHHOLDING         You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. These arrangements may include withholding shares of Company stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.

RESTRICTIONS ON
  RESALE By signing this Agreement, you agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as you are an employee, consultant or director of the Company or a subsidiary of the Company.



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TRANSFER OF OPTION    In general, only you may exercise this option prior to
                      your death. You may not transfer or assign this option, except as provided below. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or in a beneficiary designation.

                      However, if this option is designated as a nonstatutory stock option in the Certificate of Stock Option Grant on the AST Stockplan website, then the "Committee" (as defined in the Plan) may, in its sole discretion, allow you to transfer this option as a gift to a family member. For purposes of this Agreement, "family member" means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than 50% of the voting interest.

                      In addition, if this option is designated as a nonstatutory stock option in the Certificate of Stock Option Grant on the AST Stockplan website, then the Committee may, in its sole discretion, allow you to transfer this option to your spouse or former spouse pursuant to a domestic relations order.

                      The Committee will allow you to transfer this option only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement.

RETENTION RIGHTS      Your option or this Agreement do not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your service at any time, with or without cause.

STOCKHOLDER RIGHTS    You (or your estate, heirs or transferee) have no rights
                      as a stockholder of the Company until you (or your estate, heirs or transferee) have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before this option is exercised, except as described in the Plan.



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ADJUSTMENTS           In the event of a stock split, a stock dividend or a
                      similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

APPLICABLE LAW        This Agreement will be interpreted and enforced under the
                      laws of the State of Delaware (without regard to their choice-of-law provisions).

THE PLAN AND
  OTHER AGREEMENTS    The text of the Plan is incorporated in this Agreement by
                      reference.

                      This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

 BY ELECTRONICALLY ACCEPTING THIS AGREEMENT VIA THE AST STOCKPLAN WEBSITE, YOU
   AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.



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